Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated December 22, 2009, of LTX-Credence Corporation and are in agreement with the statements contained in paragraphs two, three and four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young, LLP

Boston, Massachusetts

December 22, 2009